  Exhibit 99.1

ParkerVision Reports Second Quarter 2019 Results
 Second Quarter 2019 Net Loss Declined 65% Year-Over-Year

JACKSONVILLE, Fla., August 14, 2019 – ParkerVision, Inc. (OTCQB: PRKR), a developer and marketer of technologies and products for wireless applications, today announced results for the three and six months ended June 30, 2019.

Second Quarter 2019 Summary and Recent Developments

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Louis Freeh and Freeh Sporkin & Sullivan LLP joined the ParkerVision litigation team in June 2019.

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Freeh, former federal judge and FBI Director, has been admitted as the Company’s counsel alongside Mintz Levin and Mckool Smith in the Company’s two district court patent infringement cases in Florida.

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The District Court in the Middle District of Florida (Jacksonville division) issued an order denying Apple’s motion for summary judgment in the pending patent litigation against Qualcomm and Apple and also issued its claim construction (Markman) order, in which the Court adopted the Company’s proposed construction for two terms and the “plain and ordinary meaning” on the remaining terms.

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A case management schedule has been submitted to the court with a proposed trial date in August 2020.

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The District Court for the Middle District of Florida (Orlando division) granted the Company’s proposed selection of patent claims from four asserted patents and denied Qualcomm’s request to limit the claims and patents, including claims that survived Qualcomm’s validity challenges through Inter Partes Review (“IPR”).

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The court also agreed that the Company may elect to pursue accused products that were at issue at the time the case was stayed, as well as new products that were released by Qualcomm during the pendency of the stay.

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A case management schedule has been submitted to the court with a proposed trial date in December 2020.

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The Company has withdrawn its pursuit of appellate actions in Germany.

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The Company declined to appeal the April 2019 decision by the District Court of Munich Germany that Apple does not infringe the Company’s German ‘853 patent.

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The Company recently withdrew its appeal of the October 2018 decision by the Federal Patent Court in Munich that ruled the Company’s German ‘831 patent is invalid.

Second Quarter and First Half Financial Results

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Net loss for the second quarter of 2019 was $1.6 million, or $0.05 per common share, compared to a $4.5 million net loss, or $0.18 per common share, for the second quarter of 2018.

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Net loss for the first half of 2019 was $3.7 million, or $0.12 per common share, compared to an $8.8 million net loss, or $0.39 per common share, for the first half of 2018.

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Cash used for operations decreased approximately 68% in the second quarter of 2019 compared to the same period in 2018 as a result of the Company’s cost reduction measures.

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The Company sold $1.64 million in five-year, 8% convertible notes during the first half of 2019. Of this amount, $1.3 million have a fixed conversion price of $0.25 per share and $0.34 million have a fixed conversion price of $0.10 per share. The majority of the proceeds were used to finance operations, with $0.15 million used for retention payments to legal counsel engaged to assist in a wide range of litigation related activities.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “We are pleased with the recent decisions from the two district courts in Florida and are looking forward to having trial dates set in both of those cases. Our decisions to abandon our appellate actions in Germany were made based on the lengthy timeframe that this process requires, and our belief that the best return for our shareholders and the fairest compensation for the unauthorized use of our technologies can be achieved by focusing our resources on the two U.S. district court actions.”

Mr. Parker continued, “We have significantly reduced operating costs over the past year, and we believe those reductions, paired with additional litigation financing for the completion of our cases in Florida, will enable us to see these cases through to conclusion. Our longer-term goal is to rebuild ParkerVision’s innovative culture and to continue to bring new solutions to the challenges of a wireless world.”

About ParkerVision
ParkerVision, Inc. has designed and developed proprietary radio-frequency (RF) technologies which enable advanced wireless solutions for current and next generation wireless communication products. ParkerVision is engaged in a number of patent enforcement actions to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2018 and the Forms 10-Q for the quarters ended March 31 and June 30, 2019. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:
Cindy Poehlman
Chief Financial Officer
ParkerVision, Inc.
904-732-6100
cpoehlman@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.
 Balance Sheet Highlights

(in thousands)	(unaudited) June 30, 2019	December 31, 2018
Cash and cash equivalents	$63	$1,527
Prepaid expenses	637	538
Accounts receivable and other current assets	51	122
Finished goods inventories	58	98
Property and equipment, net	96	129
Operating lease right-of-use assets	364	-
Intangible assets & other	3,357	3,917
Total assets	4,626	6,331

Accounts payable and other accrued expenses	2,810	1,833
Operating lease liabilities, current portion	264	86
Notes payable, current portion	1,933	2,437
Long-term liabilities	28,305	27,285
Shareholders’ deficit	(28,686)	(25,310)
Total liabilities and shareholders’ deficit	$4,626	$6,331

ParkerVision, Inc.
Summary of Results of Operations (unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	June 30,		June 30,
	2019	2018	2019	2018
Product revenue	$25	$38	$35	$115
Cost of sales	(25)	(31)	(35)	(84)
Write down of obsolete inventory	-	(42)	-	(42)
Gross margin	-	(35)	-	(11)

Research and development expenses	-	1,001	334	1,875
Selling, general and administrative expenses	1,851	2,902	4,007	5,879
Total operating expenses	1,851	3,903	4,341	7,754

Interest and other income (expense)	(76)	(18)	(138)	(32)
Change in fair value of contingent payment obligation	365	(538)	823	(987)
Total interest and other	289	(556)	685	(1,019)

Net loss	$(1,562)	$(4,494)	$(3,656)	$(8,784)

Basic and diluted net loss per common share	$(0.05)	$(0.18)	$(0.12)	$(0.39)

Weighted average shares outstanding	30,888	24,564	30,042	22,672

ParkerVision, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2019	2018	2019	2018
Net cash used in operating activities	$(877)	$(2,775)	$(2,550)	$(6,126)
Net cash provided by (used in) investing activities	-	2	6	17
Net cash provided by (used in) financing activities	565	2,602	1,080	4,854

Net decrease in cash and cash equivalents	(312)	(171)	(1,464)	(1,255)

Cash and cash equivalents - beginning of period	375	270	1,527	1,354

Cash and cash equivalents - end of period	$63	$99	$63	$99